Exhibit 99.1

News Announcement

Conference Call:

Today, April 23, 2009 at 10:00 a.m. ET

Dial-in numbers:

212/231-2921, 415/226-5357

Webcast:

www.pngaming.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING FIRST QUARTER

DILUTED EPS OF $0.38 EXCEEDS GUIDANCE

- First Quarter EBITDA of $158.9 Million Exceeds Guidance -

- Establishes 2009 Second Quarter Guidance -

Wyomissing, Penn., (April 23, 2009) — Penn National Gaming, Inc. (PENN: Nasdaq) today reported first quarter operating results for the three months ended March 31, 2009, as summarized below:

Summary of First Quarter Results

	Three Months Ended March 31,
(in millions, except per share data)	2009 Actual	2009 Guidance (2)	2008 Actual
Net revenues	$612.2	$610.6	$613.5
EBITDA (1)	158.9	149.7	161.8
Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, charge for stock compensation, Empress Casino Hotel fire, and other expenses	(118.2)	(115.9)	(121.1)
Net income	$40.7	$33.8	$40.7

Diluted earnings per common share	$0.38	$0.31	$0.46

(1)        EBITDA is income from operations, excluding charges for stock compensation, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from joint venture.  A reconciliation of net income per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as income from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

(2)        The figures in this column present the guidance Penn National Gaming provided on February 5, 2009 for the three months ended March 31, 2009.

-more-

Review of First Quarter 2009 Results vs. Guidance and First Quarter 2008 Results

	Three Months Ended
	March 31,
	2009	2009 Guidance (1)	2008
Diluted earnings per common share	$0.38	$0.31	$0.46
Empress Casino Hotel fire	0.03	—	—
Gain on accelerated payment of debt related to Pocono Downs transaction	(0.01)	—	—
Interest expense savings	—	0.02	—
Depreciation expense savings	—	0.01	—
Share count	—	0.01	—
Currency translation gain	—	—	(0.01)
Diluted earnings per common share before Empress Casino Hotel fire and gain on accelerated payment of debt related to Pocono Downs transaction	$0.40	$0.35	$0.45

(1)        The figures in this column present the guidance Penn National Gaming provided on February 5, 2009 for the three months ended March 31, 2009 and include adjustments for interest expense savings, depreciation expense savings and adjustments to the calculation of diluted shares which were not contemplated in the original guidance.

Commenting on the results, Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming said, “Our first quarter results are impressive when considering the current macro-economic environment and they highlight the strength and diversity of our gaming operations, the resilience of many of the markets where we operate and the dedication and focus of our managers and employees.

“Overall, first quarter 2009 property level EBITDA margins of approximately 28.6% remained consistent with 2008 levels, reflecting the success of the revenue enhancement and cost containment strategies undertaken by our local management teams to preserve margins in the current environment.

“Last month, Penn National’s Empress Casino Hotel in Joliet, Illinois, which was undergoing a $55 million renovation, was closed following a fire that started in the land-based pavilion.  As a result, we recognized approximately $5 million of expense on a pre-tax basis which includes the insurance deductibles for property damage, business interruption and employee lost wages, as well as a write-off of construction fees related to the renovation that are not recoverable under our insurance policies.  Fortunately, all customers and employees were successfully evacuated, and the fire did not spread to the adjacent casino barge or the facility’s 100-room hotel.  The completely renovated casino barge will re-open early this summer with new interior finishes, 1,100 slots, 20 table games and several additional upgrades and amenities including a 250-seat buffet and high limit and VIP areas.  Since the fire, we have been working closely with the insurance carriers and adjusters and we expect to rebuild the land-based pavilion with the proceeds from our insurance claims.

“Following more than three years of planning and construction, at the end of the second quarter of 2009, we expect to open our new two-story Hollywood-themed gaming vessel in Lawrenceburg.  The new, completely updated facility is expected to significantly strengthen our competitive position in the market and will feature almost 3,700 slots, including 1,100 new gaming positions, better overall amenities, a floor layout that improves customer flow and significantly expanded parking capacity, which opened in mid 2008.  With these upgrades and last year’s appointment of a proven gaming industry executive as the General Manager, we expect to rebuild market share and improve the operating efficiencies and financial performance of this property.

“Our corporate development, finance, legal and government affairs teams are aggressively pursuing potential growth opportunities in Maryland, Ohio and Kansas, where we plan to leverage the strength of our balance sheet, successful development track record and significant operating expertise in competing for new gaming licenses.

“During the first quarter, we filed a license application with the Maryland Video Lottery Facility Location Commission to be considered for a Video Lottery Operation License in Cecil County, Maryland, along Interstate 95, approximately 30 miles northeast from the Baltimore Beltway.  Our proposed $75 million facility in Cecil County would include a 150-seat buffet, a coffee shop and parking for over 1,600 vehicles and be readily scaleable to accommodate up to 1,500 gaming devices. We look forward to working further with state and local officials and the Maryland business community to create a distinctive regional entertainment destination that delivers economic benefits to the region and attractive returns for our shareholders.

“In Ohio we are pleased to be supporting the Ohio Jobs and Growth Plan, a ballot proposal calling for an amendment to the state’s Constitution to authorize casinos in the state’s four largest cities.   If passed, the Ohio Jobs and Growth Plan is expected to bring over $1 billion in new private investment to Ohio, contributing to the revitalization of Cincinnati, Cleveland, Columbus and Toledo and Penn National has proposed an investment of approximately $600 million to become licensed, build and operate the facilities in Columbus and Toledo.  The Ohio Jobs and Growth Plan committee is collecting signatures to place the amendment on this November’s statewide ballot.

“Earlier this month, Penn National filed a license application with the Kansas Lottery Commission to be considered as a Lottery Gaming Facility Manager in the North East Gaming Zone in Wyandotte County, Kansas.  Penn National’s proposed 61-acre site and 359,000 square foot Hollywood-themed facility would feature a 76,100 square foot gaming floor designed for 2,040 slot machines and 58 table games, a 250-room hotel, meeting space, three food and beverage outlets, two lounges and 2,550 parking spaces.  Our project is master-planned with the first phase of development representing an opening investment of approximately $320 million and a total investment of $500 million for the additional construction of 130,000 square feet for an entertainment venue and an expanded gaming floor based on market demand.  We anticipate that the state and local selection process will conclude in late 2009.

“Penn National ended the first quarter with approximately $738 million in cash and cash equivalents and total debt of $2.4 billion.  Importantly, notwithstanding the potential financial commitments to the three exciting opportunities in Maryland, Ohio and Kansas, the staggered nature of the capital needs for these projects, our liquid balance sheet and a property base which is either new or has largely undergone renovations or upgrades over the past several years, uniquely positions the company to generate growing free cash flow while pursuing additional opportunities.  As a result, we have several options available to us that we believe can enhance shareholder value, including acquiring gaming assets at attractive multiples, reducing outstanding debt or making further repurchases of our shares.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget	Amount Expended through March 31, 2009	Expected Opening Date
		(in millions)
Argosy Casino Lawrenceburg (IN) - New two-level, 270,000 square foot gaming vessel, an additional 1,500 space parking garage and additional surface parking. The Hollywood-themed gaming vessel will allow 3,617 positions on one level, and another 660 positions will be added to the second level, along with a restaurant and other amenities on the gaming vessel.	1,168	$336	$245	Parking Facility - Opened May 2008 Gaming Facility - Late 2nd Quarter 2009

Empress Casino Hotel (IL) - The property experienced a fire on March 20, 2009 which destroyed the land-based pavilion while not damaging the gaming barge. The original project scope included upgrades to the gaming barge, food and beverage offerings, VIP amenities and exterior improvements including signage, landscaping, building exterior and lighting. Due to the fire, the plan is to accelerate upgrades to the gaming barge and reopen the barge with temporary land-based facilities by late 2nd quarter or early 3rd quarter 2009. Project scope and budget for a new land-based pavilion are presently being evaluated with construction estimated to be completed by the 4th quarter of 2010.

	—	$55	$11	Gaming Barge - Late 2nd/Early 3rd Quarter 2009 Permanent Land-Based Pavilion - 4th Quarter 2010

Financial Guidance

The following table sets forth current guidance targets for financial results for the 2009 second quarter and full year, based on the following assumptions:

•                  The 3% horse racing tax surcharge in Illinois will impact Empress Casino Hotel and Hollywood Casino Aurora for the full year;

•                  Includes a 1.5% increase in the gaming tax rate at Hollywood Casino Baton Rouge;

•                  Includes pre-opening costs and the impact of construction disruption at Argosy Casino Lawrenceburg, that is expected to open late in the second quarter of 2009;

•                  The impact of the fire at Empress Casino Hotel on the second quarter of 2009 guidance was $36.5 million of revenue and $5.7 million of EBITDA.  The full year impact was $91.1 million of revenue and $14.8 million.  This excludes any gain relating to insurance recoveries;

•                  The Empress Casino Hotel is expected to be closed for the second quarter of 2009, with reopening planned for the 2009 third quarter with limited dining on the gaming facility;

•                  Includes a non-recurring charge at Hollywood Casino at Penn National Race Course due to additional Pennsylvania gaming assessments of $2.4 million in the second quarter of 2009;

•                  Excludes any future Ohio lobbying expense;

•                  Depreciation and amortization charges in 2009 of $189.2 million, with $41.9 million projected to be incurred in the second quarter of 2009;

•                  Estimated non-cash stock compensation expenses of $31.8 million for 2009, with $7.1 million of the cost incurred in the second quarter of 2009;

•                  LIBOR borrowings are estimated based on the 90 day forward rate;

•                  A diluted share count of approximately 106.5 million shares; and,

•                  There will be no material changes in applicable legislation or regulation, world events, weather, economic conditions, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

			Full Year Ending December 31,
	Three Months Ending June 30,		2009 Revised	2009 Prior
(in millions, except per share data)	2009 Guidance	2008 Actual	Guidance	Guidance (2)	2008 Actual
Net revenues	$595.6	$620.6	$2,478.9	$2,533.1	$2,423.1
EBITDA (1)	146.9	164.2	614.7	625.0	595.4
Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, charge for stock compensation, Empress Casino Hotel fire, and other expenses	(109.2)	(127.2)	(467.3)	(482.0)	(748.7)
Net income GAAP	$37.7	$37.0	$147.4	$143.0	$(153.3)
Diluted earnings per common share	$0.35	$0.42	$1.38	$1.29	$(1.81)

(1)        EBITDA is income from operations, excluding charges for stock compensation, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from joint venture.

(2)        These figures present the guidance Penn National Gaming provided on February 5, 2009 for the full year ending December 31, 2009.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information — Operations

(in thousands) (unaudited)

	NET REVENUES		EBITDA (1)
	Three Months Ended March 31,		Three Months Ended March 31,
	2009	2008	2009	2008
Charles Town Entertainment Complex	$117,904	$122,512	$33,858	$35,401
Argosy Casino Lawrenceburg	101,501	118,244	30,861	39,272
Hollywood Casino at Penn National Race Course (2)	72,955	39,449	13,194	1,595
Hollywood Casino Aurora	48,754	53,626	15,280	16,058
Empress Casino Hotel	32,869	44,644	7,338	9,547
Argosy Casino Riverside	50,295	46,801	17,396	16,163
Hollywood Casino Baton Rouge	35,089	34,766	14,809	14,243
Argosy Casino Alton	20,599	22,697	4,878	5,147
Hollywood Casino Tunica	24,410	24,562	6,461	6,353
Hollywood Casino Bay St. Louis	25,989	25,441	6,133	5,439
Argosy Casino Sioux City	13,917	14,271	4,995	4,852
Boomtown Biloxi	19,943	20,648	6,749	6,815
Hollywood Slots Hotel and Raceway (3)	14,365	10,700	2,216	2,924
Bullwhackers	4,852	5,744	154	58
Black Gold Casino at Zia Park	22,346	21,915	8,379	8,375
Casino Rama management service contract	3,033	3,985	2,734	3,595
Raceway Park	1,489	1,587	(170)	(213)
Sanford-Orlando Kennel Club	1,916	1,902	289	138
Earnings from Pennwood Racing, Inc.	—	—	(303)	(759)
Corporate overhead	—	—	(16,392)	(13,154)
Total	$612,226	$613,494	$158,859	$161,849

(1)        EBITDA is income from operations, excluding charges for stock compensation, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from joint venture.  A reconciliation of net income per GAAP to EBITDA, as well as income from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

(2)        Hollywood Casino at Penn National Race Course includes the results of our Pennsylvania casino that opened on February 12, 2008, as well as the Penn National Race Course and four off-track wagering facilities.

(3)        On July 1, 2008, the permanent Hollywood Slots at Bangor facility, which is called the Hollywood Slots Hotel and Raceway, was opened.

Reconciliation of EBITDA to Net Income (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended
	March 31,
	2009	2008
EBITDA	$158,859	$161,849
Loss from joint venture	303	759
Depreciation and amortization	(44,430)	(39,792)
Charge for stock compensation	(8,485)	(4,145)
Empress Casino Hotel fire	(5,400)	—
Loss on disposal of assets	(12)	(112)
Income from operations	$100,835	$118,559
Interest expense	(31,238)	(47,215)
Interest income	3,091	683
Loss from joint venture	(303)	(759)
Other	2,092	1,458
Taxes on income	(33,816)	(31,990)
Net income	$40,661	$40,736

Reconciliation of Income from Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Three Months Ended March 31, 2009

	Income (loss) from operations	Charge for stock compensation	Empress Casino Hotel Fire	Depreciation and amortization	(Gain) loss on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$27,821	$—	$—	$6,038	$(1)	$—	$33,858
Argosy Casino Lawrenceburg	26,448	—	—	4,407	6	—	30,861
Hollywood Casino at Penn National Race Course (1)	6,626	—	—	6,566	2	—	13,194
Hollywood Casino Aurora	13,448	—	—	1,832	—	—	15,280
Empress Casino Hotel	(858)	—	5,400	2,805	(9)	—	7,338
Argosy Casino Riverside	14,526	—	—	2,864	6	—	17,396
Hollywood Casino Baton Rouge	12,508	—	—	2,293	8	—	14,809
Argosy Casino Alton	3,567	—	—	1,495	(184)	—	4,878
Hollywood Casino Tunica	4,676	—	—	1,731	54	—	6,461
Hollywood Casino Bay St. Louis	2,581	—	—	3,523	29	—	6,133
Argosy Casino Sioux City	3,879	—	—	1,116	—	—	4,995
Boomtown Biloxi	3,851	—	—	2,893	5	—	6,749
Hollywood Slots Hotel and Raceway (2)	(853)	—	—	3,067	2	—	2,216
Bullwhackers	(468)	—	—	610	12	—	154
Black Gold Casino at Zia Park	7,117	—	—	1,262	—	—	8,379
Casino Rama management service contract	2,734	—	—	—	—	—	2,734
Raceway Park	(266)	—	—	96	—	—	(170)
Sanford-Orlando Kennel Club	156	—	—	133	—	—	289
Earnings from Pennwood Racing, Inc.	—	—	—	—	—	(303)	(303)
Corporate overhead	(26,658)	8,485	—	1,699	82	—	(16,392)
Total	$100,835	$8,485	$5,400	$44,430	$12	$(303)	$158,859

Three Months Ended March 31, 2008

	Income (loss) from operations	Charge for stock compensation	Depreciation and amortization	Loss (gain) on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$29,645	$—	$5,756	$—	$—	$35,401
Argosy Casino Lawrenceburg	34,889	—	4,354	29	—	39,272
Hollywood Casino at Penn National Race Course (1)	(1,379)	—	2,970	4	—	1,595
Hollywood Casino Aurora	14,072	—	1,986	—	—	16,058
Empress Casino Hotel	6,380	—	3,211	(44)	—	9,547
Argosy Casino Riverside	12,353	—	3,810	—	—	16,163
Hollywood Casino Baton Rouge	11,986	—	2,257	—	—	14,243
Argosy Casino Alton	3,607	—	1,520	20	—	5,147
Hollywood Casino Tunica	4,556	—	1,799	(2)	—	6,353
Hollywood Casino Bay St. Louis	2,161	—	3,256	22	—	5,439
Argosy Casino Sioux City	3,736	—	1,116	—	—	4,852
Boomtown Biloxi	4,090	—	2,658	67	—	6,815
Hollywood Slots Hotel and Raceway (2)	1,774	—	1,150	—	—	2,924
Bullwhackers	(459)	—	517	—	—	58
Black Gold Casino at Zia Park	7,129	—	1,246	—	—	8,375
Casino Rama management service contract	3,595	—	—	—	—	3,595
Raceway Park	(303)	—	90	—	—	(213)
Sanford Orlando Kennel Club	91	—	47	—	—	138
Earnings from Pennwood Racing, Inc.	—	—	—	—	(759)	(759)
Corporate overhead	(19,364)	4,145	2,049	16	—	(13,154)
Total	$118,559	$4,145	$39,792	$112	$(759)	$161,849

(1)         Hollywood Casino at Penn National Race Course includes the results of our Pennsylvania casino that opened on February 12, 2008, as well as the Penn National Race Course and four off-track wagering facilities.

(2)         On July 1, 2008, the permanent Hollywood Slots at Bangor facility, which is called the Hollywood Slots Hotel and Raceway, was opened.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2009	2008

Revenues
Gaming	$559,903	$560,636
Management service fee	3,033	3,985
Food, beverage and other	84,622	81,525

Gross revenues	647,558	646,146
Less promotional allowances	(35,332)	(32,652)
Net revenues	612,226	613,494

Operating expenses
Gaming	297,562	299,433
Food, beverage and other	64,529	62,321
General and administrative	99,470	93,389
Empress Casino Hotel fire	5,400	—
Depreciation and amortization	44,430	39,792
Total operating expenses	511,391	494,935
Income from operations	100,835	118,559

Other income (expenses)
Interest expense	(31,238)	(47,215)
Interest income	3,091	683
Loss from joint venture	(303)	(759)
Other	2,092	1,458
Total other expenses	(26,358)	(45,833)

Income from operations before income taxes	74,477	72,726
Taxes on income	33,816	31,990
Net income	$40,661	$40,736

Basic earnings per common share	$0.42	$0.47
Diluted earnings per common share	$0.38	$0.46

Weighted-average common shares outstanding

Basic	77,813	86,523
Diluted	106,534	88,809

Diluted Share Count Methodology

Reflecting the issuance on October 30, 2008 of the $1.25 billion, zero coupon, Series B Redeemable Preferred Stock, Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share as follows:

•                  When the price of Penn National Gaming’s common stock is less than $45, the diluted weighted average outstanding share count is increased by 27,777,778 shares (regardless of how much the stock price is below $45);

•                  When the price of Penn National Gaming’s common stock is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing $1.25 billion by the current price per share.  This will result in an increase in the diluted weighted average outstanding share count of between 18,656,716 shares and 27,777,778 shares depending on the current share price; and,

•                  When the price of Penn National Gaming’s common stock is above $67, the diluted weighted average outstanding share count will be increased by 18,656,716 shares (regardless of how much the stock price exceeds $67).

Reconciliation of Non-GAAP Measures to GAAP

EBITDA, or earnings before interest, taxes, charges for stock compensation, Empress Casino Hotel fire, depreciation and amortization, gain or loss on disposal of assets, and other expenses, and inclusive of loss from joint venture, is not a measure of performance or liquidity calculated in accordance with GAAP.  EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses EBITDA as the primary measure of the operating performance of its properties, including the evaluation of operating personnel.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income per GAAP.  A reconciliation of the Company’s EBITDA to net income per GAAP, as well as the Company’s EBITDA to income from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each property’s EBITDA to income from operations is included in the financial schedules herein.  On a property level, EBITDA is reconciled to income from operations per GAAP, rather than net income per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s various properties on a property-by-property basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s individual properties and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call numbers are 212/231-2921 and 415/226-5357; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.

Following its completion, a replay of the call can be accessed until May 23, 2009 by dialing 800/633-8284 or 402/977-9140 (international callers).  The access code for the replay is 21421683.  A replay of the call can also be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “News” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns and operates gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National Gaming’s operated facilities feature over 25,700 gaming machines, approximately 400 table games, over 2,000 hotel rooms and over 880,000 square feet of gaming floor space.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; the passage of state, federal or local legislation that would expand, restrict, further tax, prevent or negatively impact operations (such as a smoking ban at any of our facilities) in the jurisdictions in which we do business; the activities of our competitors and the emergence of new competitors; increases in the effective rate of taxation at any of our properties or at the corporate level; delays or changes to, or cancellations of, planned capital projects at our gaming and pari-mutuel facilities or an inability to achieve the expected returns from such projects; construction factors, including delays and increased cost of labor and materials; the ability to recover proceeds on significant insurance claims, the existence of attractive acquisition candidates and development opportunities, the costs and risks involved in the pursuit of those acquisitions and development opportunities and our ability to integrate those acquisitions; the availability and cost of financing; the impact of market conditions or applicable legal restrictions on the Company’s intention to repurchase shares of its common stock; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the outcome of legal proceedings instituted against the Company in connection with the termination of the previously announced acquisition of the Company by certain affiliates of Fortress Investment Group LLC and Centerbridge Partners, L.P.; the effects of local and national economic, credit, capital market, housing, energy conditions on the economy in general and on the gaming and lodging industries in particular; changes in accounting standards; third-party relations and approvals; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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